Exhibit (h)(14)(f)(i)
EXPENSE WAIVER AGREEMENT
Allianz Funds
1633 Broadway
New York, NY 10019
November 1, 2013
Allianz Global Investors Fund Management LLC
1633 Broadway
New York, NY 10019
Ladies and Gentlemen:
     This Expense Waiver Agreement (this “Agreement”) is entered into as of the date first set forth above between Allianz Funds (the “Trust”), on behalf of its series as set forth in Exhibit A hereto (each a “Fund” and, together, the “Funds”), and Allianz Global Investors Fund Management LLC (“AGIFM”), on the following terms:
     1. The Trust is an open-end management investment company that has multiple separate investment portfolios, including the Funds.
     2. Pursuant to an Amended and Restated Administration Agreement dated October 10, 2013, as amended or supplemented from time to time, (the “Administration Agreement”), an Administration Agreement dated February 17, 2012, as amended or supplemented from time to time, (the “AllianzGI Money Market Fund Administration Agreement”), an Amended and Restated Investment Advisory Agreement dated May 5, 2000, as amended or supplemented from time to time, (the “Advisory Agreement”), and an Investment Advisory Agreement dated February 17, 2012, as amended or supplemented from time to time, (the “AllianzGI Money Market Fund Advisory Agreement” and, together with the Administration Agreement, AllianzGI Money Market Fund Administration Agreement and Advisory Agreement, the “Management Agreements”), the Trust has retained AGIFM to provide the Trust and the Funds, and the Funds’ shareholders, with investment advisory, administration and other services.
     3. During the term of this Agreement, for each Fund listed under “Fund” in Exhibit A, for the share classes of such Fund specified adjacent under “Classes,” AGIFM shall waive its fees payable under the particular Management Agreement specified adjacent under “Affected Agreement” in the amount or according to the schedule specified adjacent under “Expense Waiver.” In each case, the amount waived will first be determined as aggregated across all share classes specified under “Classes” and then prorated among the specified share classes according to the average daily net assets attributable to each share class.
     4. Except as otherwise noted on Exhibit A, with respect to each waiver for each Fund, this Agreement shall be effective as of November 1, 2013 for a term lasting through October 31, 2014.

     If the foregoing correctly sets forth the agreement between the Trust and AGIFM, please so indicate by signing and returning to AGIFM the enclosed copy hereof.

Very truly yours,

ALLIANZ FUNDS

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	President
ACCEPTED AND AGREED TO:
ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director

Exhibit A

			Expense Waiver (stated as a
			percentage of average daily net
			assets of the Fund or attributable
			to the specified share class(es), as
Fund	Classes	Affected Agreement	applicable)
AllianzGI Opportunity Fund	All Classes	Advisory Agreement	0.05%

AllianzGI International Managed Volatility Fund	All Classes	Administration Agreement	0.20%

AllianzGI NFJ Dividend Value Fund	All Classes	Advisory Agreement	0.025% on assets in excess of $7.5 billion, and an additional 0.025% on assets in excess of $10 billion

AllianzGI NFJ International Value Fund	All Classes	Advisory Agreement	0.01% on assets in excess of $4 billion, an additional 0.015% on assets in excess of $5 billion, and an additional 0.025% on assets in excess of $7.5 billion

		Administration Agreement	0.05%[1]

AllianzGI NFJ Small-Cap Value Fund	All Classes	Advisory Agreement	0.025% on assets in excess of $3 billion, an additional 0.025% on assets in excess of $4 billion, and an additional 0.025% on assets in excess of $5 billion

AllianzGI NFJ Small-Cap Value Fund	Institutional Class Administrative Class Class R6	Administration Agreement	0.05%

AllianzGI Large-Cap Growth Fund	All Classes	Advisory Agreement	0.05%

[1]	Independent of the Administration Agreement waiver recorded above, AGIFM has voluntarily agreed to observe an additional waiver of a portion of its administrative fees, which reduces the contractual fee rate under the Administration Agreement by an additional 0.025% with respect to all classes of AllianzGI NFJ International Value Fund. Both of these Administration Agreement waivers for AllianzGI NFJ International Value Fund will expire on December 31, 2013, provided that AGIFM and the Fund’s Board of Trustees or its Contracts Committee may determine to revoke either or both waivers and replace them with different waiver(s) prior thereto, in which case this Exhibit A shall be amended accordingly.
[Exhibit A to Allianz Funds Expense Waiver Agreement]

Expense Waiver (stated as a
percentage of average daily net
assets of the Fund or attributable
to the specified share class(es), as
Fund	Classes	Affected Agreement	applicable)
AllianzGI Technology Fund	All Classes	Advisory Agreement	0.01% on assets in excess of $2 billion, an additional 0.015% on assets in excess of $3 billion, and an additional 0.025% on assets in excess of $5 billion

AllianzGI Income & Growth Fund	All Classes	Advisory Agreement	0.01% on assets in excess of $2 billion, an additional 0.015% on assets in excess of $3 billion, and an additional 0.025% on assets in excess of $5 billion
[Exhibit A to Allianz Funds Expense Waiver Agreement]